Federal Court Denies Class Certification in Lawsuit

Against Life Partners

WACO, TX — July 10, 2013 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced today that the United States District Court for the Northern District of Texas has denied a motion for class certification in a lawsuit filed by six individuals against the company as well as its operating subsidiary, Life Partners, Inc., and two corporate officers.

Life Partners, Inc. is a life settlement provider and provides purchasing agent services for life settlement transactions. A life settlement is an alternative investment involving the purchase of an existing life insurance policy at a discount to its face value.

As in other cases, the plaintiffs alleged that Life Partners’ medical consultant used an unreasonable method of estimating life expectancies. In issuing its 34 page order, the Court stated:

“Whether Dr. Cassidy used an unreasonable method necessitates an analysis of the method, the information available to Dr. Cassidy, and the state of medical care at that time. Proof only of results does not address these factors. Nor could an after-the-fact analysis of the insureds’ deaths, in the aggregate, establish that LPI was unreasonable in using Dr. Cassidy when and how it did . . .. The Court is highly skeptical that an analysis of results alone could lead a reasonable juror to determine that Dr. Cassidy’s methods were flawed.”

Life Partners CEO Brian Pardo commented, “We are very pleased with the Court’s thorough and well-reasoned opinion, and we are gratified once again to see justice done. The claims in this case are the same as those raised in other cases and we will continue to defend ourselves against these baseless lawsuits.”

The case is styled Sean Turnbow et al. v. Life Partners, Inc. et al., Case No. 3:11-CV-1030-M, United States District Court for the Northern District of Texas, Dallas Division.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed almost 150,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3.1 billion in face value.

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FOR MORE INFORMATION, CONTACT:

Andrea Atwell - LPHI Shareholder Relations (254) 751-7797

or info@lifepartnersinc.com

Visit our website at: www.lphi.com